Exhibit 99.1

Sunrise Holdings Limited Announces the Termination and Rescission of Its Previous Sales of Its Common Stock and Stock Purchase Warrants

LOS ANGELES, CA--(MARKET WIRE)--Oct 31, 2008 -- Sunrise Holdings Limited (OTC BB:SUIP.OB - News) (the "Company") today announced that it has authorized the termination and rescission of its previous sales of its common stock and stock purchase warrants in the aggregate amount of $3,000,000 that were sold by the Corporation to three non-U.S. investors during January 2008. The Corporation would return investors in the aggregate amount of $2,933,128 that includes $2,400,000 cash and a convertible secured promissory note in the principal amount of $500,000 (U.S.) and its accrued interests of $33,128 (U.S.), and will cancel the outstanding shares of common stock and stock purchase warrants previously issued to them when their original stock certificates and warrants have been duly executed and returned to the Corporation for cancellation.

The Corporation and the stockholders mutually agreed to rescind the stock purchase due to changes in the prospective business planning of the Corporation and the recent material changes in the natural resources industry, particularly the decline in prices of natural resources.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Sunrise Holdings Limited
Phone: (626) 407-2618
Email: sunrisesuip@yahoo.com